EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 33-79110, 333-40948, 333-61792, 333-65655, 333-72863, 333-72865, 333-83534 and
333-107618) on Form S-8 of MAF Bancorp, Inc. of our report dated October 24, 2003, relating to the consolidated statements of financial condition of St. Francis Capital Corporation and Subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the current report on Form 8-K of MAF Bancorp, Inc. dated December 1, 2003.

Our report refers to a change in the method of accounting for goodwill in fiscal 2002.


                                                  /s/ KPMG LLP

Milwaukee, Wisconsin
December 1, 2003